FOR IMMEDIATE RELEASE

CONTACT:

Mark Ravenstahl

Ansoft Corporation

TEL: 412.261.3200

FAX: 412.471.9427

EMAIL: mravenstahl@ansoft.com

ANSOFT CORPORATION ANNOUNCES THAT STOCKHOLDERS APPROVE PROPOSALS AND THE TIMING OF ITS 2-FOR-1 STOCK SPLIT

PITTSBURGH, PA --April 20, 2006 -- Ansoft Corporation ("Ansoft") (NASDAQ: ANST), announced today that its stockholders have approved both measures submitted for approval at Ansoft's special stockholders' meeting held today at Ansoft's headquarters:

  Stockholders approved an amendment to Ansoft's Amended Certificate of Incorporation increasing the number of authorized shares of Ansoft stock from 25,000,000 shares of common stock to 50,000,000 shares of common stock.
  Stockholders approved Ansoft's 2006 Stock Incentive Plan that replaces the 1995 Stock Option Plan which expired in 2005.

Both measures are fully described in Ansoft's proxy statement for today's special meeting, copies of which may be obtained from the investor relations portion of Ansoft's Website at http://www.ansoft.com/about/investor/index.cfm.

As previously announced on March 7, 2006, Ansoft is enacting a 2-for-1 stock split in the form of a 100% stock dividend with a record date of May 2, 2006 and a payable date of May 9, 2006. It is expected that shares of Ansoft Corporation common stock will begin trading on a split basis at the beginning of trading on Wednesday, May 10, 2006. The exact timing will depend upon processing of the transaction by the Nasdaq National Market System.

Ansoft stockholders will receive one additional share of common stock for every one share of common stock held as of May 2, 2006. Upon the anticipated effective date of May 10, 2006, the total number of outstanding shares of Ansoft common stock will be approximately 23,700,000.

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to design state-of-the-art electronic products, such as cellular phones, internet access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs), automotive electronic systems and power electronics. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia and Europe.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties about the Company's business that are detailed from time to time in the Company's SEC reports, including the reports on Form 10-K for the year ended April 30, 2005.

For further information regarding risks and uncertainties associated with Ansoft's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of Ansoft's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at Ansoft's website at www.ansoft.com/about/investor/index.cfm.

All information in this release is as of April 20, 2006. Ansoft undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.